                                                                 Exhibit 12-A

                       Delmarva Power & Light Company


                     Ratio of Earnings to Fixed Charges
                     ----------------------------------
                           (Dollars in Thousands)



                                             1993       1992       1991
                                           ---------  ---------  ---------

      Net income (1)                       $111,076    $98,526    $80,506
                                           ---------  ---------  ---------


      Income taxes (1)                       67,102     54,834     43,249
                                           ---------  ---------  ---------


      Fixed charges:
        Interest on long-term debt
          including amortization of
          discount, premium and expense      62,651     66,976     68,133
        Other interest                        9,245      8,449     10,192
                                           ---------  ---------  ---------
          Total fixed charges                71,896     75,425     78,325
                                           ---------  ---------  ---------

      Nonutility capitalized interest          (246)      (231)      (143)
                                           ---------  ---------  ---------


      Earnings before income taxes
        and fixed charges                  $249,828   $228,554   $201,937
                                           =========  =========  =========


      Ratio of earnings to fixed charges       3.47       3.03       2.58



        For purposes of computing the ratio, earnings are net income plus income taxes and fixed charges less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium and expense, plus the interest factor associated with the Company's major leases, and one-third of the remaining annual rentals.

        (1) Net income and income taxes related to the cumulative effect of a change in accounting for unbilled revenues recorded in 1991 are excluded from the computation of this ratio.